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                                                                    EXHIBIT 10.3
SILICON VALLEY BANK

                           LOAN AND SECURITY AGREEMENT

BORROWERS: ANIMAS CORPORATION ("COMPANY")
           AND ANIMAS DIABETES CARE, LLC

ADDRESS:   530 LANCASTER AVENUE
           FRAZER, PENNSYLVANIA 19355

DATE:      NOVEMBER 7, 2003

       THIS LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into on the above date between SILICON VALLEY BANK ("Silicon"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 and the borrower(s) named above (jointly and severally, the "Borrower"), whose chief executive office is located at the above address ("Borrower's Address"). The Schedule to this Agreement (the "Schedule") shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1.       LOANS.

    1.1 LOANS. Silicon will make loans to Borrower (the "Loans") up to the amounts (the "Credit Limit") shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time in its good faith business judgment. Amounts borrowed may be repaid and reborrowed at any time during the term of this Agreement, without premium or penalty.

    1.2 INTEREST. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon's discretion, be charged to Borrower's loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower's Deposit Accounts maintained with Silicon.

    1.3 OVERADVANCES. If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations (including all Letters of Credit, Foreign Exchange Contracts and Cash Management Services) exceeds the Credit Limit (an "Overadvance"), Borrower shall immediately pay the amount of the excess to Silicon, without notice or demand. Without limiting Borrower's obligation to repay to Silicon the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

    1.4 FEES. Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

    1.5 LOAN REQUESTS. To obtain a Loan, Borrower shall make a request to Silicon by facsimile or telephone. Loan requests received after 12:00 Noon (Eastern time) will not be considered by Silicon until the next Business Day. Silicon may rely on any telephone request for a Loan given by a person whom Silicon reasonably believes is an authorized officer of Borrower, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance.

    1.6 LETTERS OF CREDIT. At the request of Borrower, Silicon may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, "Letters of Credit"). The aggregate face amount of all Letters of Credit, FX Forward Contracts and Cash Management Services from time to time outstanding shall not exceed the amount shown on the Schedule (the "Letter of Credit/FX/Cash Management Sublimit"), and shall be reserved against Loans which would otherwise be available hereunder, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement, provided that such cash collateral shall be released by Silicon when sufficient availability otherwise exists and further provided that at such time no Event of Default has occurred and is continuing. Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon's letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty (30) days prior to the Maturity Date. Borrower hereby agrees to indemnify and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys' fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Silicon and opened for Borrower's account or by Silicon's interpretations of any Letter of Credit issued by Silicon for Borrower's account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon's indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative,

    1.7 FOREIGN EXCHANGE As part of the Loans, Borrower may enter in foreign exchange forward contracts with Silicon under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one (1) Business Day after the contract date (the "FX Forward Contract"). The aggregate face amount of all Letters of Credit, FX Forward Contracts and FX Reserve and Cash Management Services from time to time outstanding shall not exceed the Letter of Credit/FX/Cash Management Sublimit, and shall be reserved against Loans which would otherwise be available hereunder, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Silicon will subtract ten percent (10%) of each outstanding FX Forward Contract (the "FX Reserve") from the Foreign Exchange Sublimit. The total FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. Silicon may terminate the FX Forward Contracts if a Default or an Event of Default occurs and is continuing.

    1.8 CASH MANAGEMENT/ACH SERVICES. As part of the Loans, Borrower may use request cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). Any amounts Silicon pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Loans and will accrue interest in accordance with the Schedule.

2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Silicon a security interest in all of the following (collectively, the "Collateral"): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all Instruments; all Chattel Paper and Documents; all General Intangibles (including without limitation all intellectual property other than Excluded Intellectual Property); all Investment Property; all other property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower's books relating to any and all of the above. The Collateral shall include the proceeds of all Excluded Intellectual Property to which any Borrower is entitled that are Accounts of any Borrowers, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. bankruptcy court) holds that a security interest in the underlying Excluded Intellectual Property is necessary to have a security interest in such Accounts and General Intangibles of any Borrower that are proceeds of the Excluded Intellectual Property to which any Borrower is entitled, then the Collateral shall automatically, and effective as of the Closing Date, include the Excluded Intellectual Property to the extent necessary to permit perfection of Silicon's security interest in such Accounts and General Intangibles of any Borrower that are proceeds of the Excluded Intellectual Property to which any Borrower is entitled.

3.         REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

    In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

    3.1 CORPORATE EXISTENCE AND AUTHORITY. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the State of Delaware Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby: (i) have been duly and validly authorized; (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally); (iii) do not violate Borrower's articles or certificate of incorporation, or

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

Borrower's by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property; and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

    3.2 NAME; TRADE NAMES AND STYLES. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower's present and prior trade names. Borrower shall give Silicon thirty (30) days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

    3.3 PLACE OF BUSINESS; LOCATION OF COLLATERAL. The address set forth in the heading to this Agreement is Borrower's chief executive office as of the date hereof. Borrower's chief executive office beginning on or about April 1, 2004 will be 200 Lawrence Drive, West Chester, Pennsylvania 19380. In addition, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give Silicon at least thirty
(30) days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower's Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.

    3.4 TITLE TO COLLATERAL; PERFECTION; PERMITTED LIENS.

       (a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, as it exists from time to time, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others.

       (b) Borrower has set forth in the Representations all of Borrower's Deposit Accounts, and Borrower will give Silicon five (5) Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Silicon a control agreement in form sufficient to perfect Silicon's security interest in the Deposit Account and otherwise satisfactory to Silicon in its good faith business judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

       (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon shall request (unless providing such information would waive the Borrower's attorney-client privilege). Such notification to Silicon shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon shall request in connection therewith.

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

       (d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower's right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Silicon, use commercially reasonable efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify in its good faith business judgment. Borrower will comply with all material terms of any lease of real property where any of the Collateral now or in the future may be located.

    3.5 MAINTENANCE OF COLLATERAL. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will as soon as practicable advise Silicon in writing of any material loss or damage to the Collateral.

    3.6 BOOKS AND RECORDS. Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

    3.7 FINANCIAL CONDITION, STATEMENTS AND REPORTS. All financial statements now or in the future delivered to Silicon have been and will be prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated, subject to customary year-end audit adjustments. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no Material Adverse Change.

    3.8 TAX RETURNS AND PAYMENTS; PENSION CONTRIBUTIONS. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower: (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted,
(ii) notifies Silicon in writing of the commencement of and any material development in the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

    3.9 COMPLIANCE WITH LAW. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

    3.10 LITIGATION. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower's knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to

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SILICON VALLEY BANK                                 LOAN AND SECURITY AGREEMENT

result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.

     3.11 USE OF PROCEEDS. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

     3.12 ISSUANCE OF WARRANT. Borrower shall use commercially reasonable efforts to issue to Silicon a warrant to purchase 5,000 shares of the Company's Series C Convertible Preferred Stock at a price of $12.50 per share, pursuant to a Warrant to Purchase Stock in substantially the form of Exhibit D attached hereto (the "Warrant") on or before December 31, 2003 and to obtain all consents and shareholder agreements necessary for the issuance of the Warrant in form and content acceptable to Silicon in its reasonable discretion. Borrower and Silicon agree that in the event the Warrant is not issued to Silicon on or before December 31, 2003, Silicon shall be immediately entitled to a non-refundable fee in the amount of $30,000 (the "Warrant Fee"). The Warrant Fee is due and payable on December 31, 2003 if the Warrant has not been issued, whether or not, this Agreement has been terminated as of December 31,2003.

4.       ACCOUNTS.

     4.1 REPRESENTATIONS RELATING TO ACCOUNTS. Borrower represents and warrants to Silicon as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made: (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower's business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

     4.2 REPRESENTATIONS RELATING TO DOCUMENTS AND LEGAL COMPLIANCE. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

     4.3 SCHEDULES AND DOCUMENTS RELATING TO ACCOUNTS. Borrower shall deliver to Silicon transaction reports and schedules of collections, as provided in the Schedule, on Silicon's standard forms; provided, however, that Borrower's failure to execute and deliver the same shall not affect or limit Silicon's security interest and other rights in all of Borrower's Accounts, nor shall Silicon's failure to advance or lend against a specific Account affect or limit Silicon's security interest and other rights therein. If requested by Silicon, Borrower shall furnish Silicon with copies (or, at Silicon's request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to

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SILICON VALLEY BANK                                 LOAN AND SECURITY AGREEMENT

such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Silicon an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Silicon, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

     4.4 COLLECTION OF ACCOUNTS. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on and proceeds of Accounts in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed, to be applied to the Obligations. If an Event of Default has occurred and is continuing, such amounts may be applied in such order as Silicon shall determine, otherwise such amounts shall be applied first to principal, then to interest and then to any fees. Silicon may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other "blocked account" as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment.

     4.5. REMITTANCE OF PROCEEDS. Except as otherwise provided in Section 5.2 hereof, all proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

     4.6 DISPUTES. Borrower shall notify Silicon promptly of all disputes or claims relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so provided that:
(i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm's length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

     4.7 RETURNS. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Silicon, and immediately notify Silicon of the return of the Inventory.

     4.8 VERIFICATION. Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

     4.9 NO LIABILITY. Silicon shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

5.       ADDITIONAL DUTIES OF BORROWER.

     5.1 FINANCIAL AND OTHER COVENANTS. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

     5.2 INSURANCE. Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require and that are customary and in accordance with standard practices for Borrower's industry and locations, and Borrower shall provide evidence of such insurance to Silicon. All such insurance policies shall name Silicon as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.

     5.3 REPORTS. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time specify in its good faith business judgment.

     5.4 ACCESS TO COLLATERAL, BOOKS AND RECORDS. At reasonable times, and on three (3) Business Day's notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Silicon's then current standard charge for the same), plus reasonable out of pocket expenses. Prior to the occurrence and continuance of an Event of Default, Silicon will conduct no more than three (3) such inspections and/or audits in any twelve (12) month period and the cost of any such inspection and/or audit will not exceed the amount Silicon customarily charges for inspections or audits.

     5.5 NEGATIVE COVENANTS. Except as may be permitted in the Schedule, Borrower shall not, without Silicon's prior written consent (which shall be a matter of its good faith business judgment), do any of the following: (i) merge or consolidate with another corporation or entity; (ii) acquire any assets, except in the ordinary course of business; (iii) enter into any other material transaction outside the ordinary course of business; (iv) sell or transfer any Collateral, except for the sale of finished Inventory in the

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SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

ordinary course of Borrower's business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business; (v) store any Inventory or other Collateral with any warehouseman or other third party; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vii) make any loans of any money or other assets; (viii) incur any debts, outside the ordinary course of business, which would result in a Material Adverse Change; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity; (x) pay or declare any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower); (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock; (xii) make any change in Borrower's capital structure which would result in a Material Adverse Change; or (xiii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; or (xiv) dissolve or elect to dissolve. Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

     5.6 LITIGATION COOPERATION. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

     5.7 FURTHER ASSURANCES. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Silicon's perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6.       TERM.

     6.1 MATURITY DATE. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the "Maturity Date"), subject to
Section 6.3 below.

     6.2 EARLY TERMINATION. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower or by Silicon under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to one percent (1.0%) of the Maximum Credit Limit, provided that no termination fee shall be charged if (i) the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank, or (ii) such prepayment is made from the proceeds of an initial public offering which raises not less than $20,000,000. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

     6.3 PAYMENT OF OBLIGATIONS. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to one hundred five percent (105%) of the face amount of all such Letters of Credit plus all interest, fees and cost due or

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon's then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Silicon may in its sole discretion refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Silicon shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Silicon's security interests.

7.       EVENTS OF DEFAULT AND REMEDIES.

     7.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Silicon immediate written notice thereof; (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or
(b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or (d) Borrower shall fail to comply with any of the financial covenants set forth in this Agreement (including, without limitation, the payment of the Warrant Fee if required to be made pursuant to the terms hereof) or the Schedule, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit Silicon to conduct an inspection or audit as specified in Section 5.4 hereof; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten (10) Business Days after the earlier of the date Silicon notifies Borrower of such failure or Borrower otherwise has actual knowledge thereof; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any material part of the Collateral which is not cured within ten (10) days after the occurrence of the same; or (g) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or (i) dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within thirty (30) days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (m) Borrower makes any payment on

SILICON VALLEY BANK                                 LOAN AND SECURITY AGREEMENT

account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) there shall be a change in the record or beneficial ownership of an aggregate of more than twenty percent (20%) of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof, without the prior written consent of Silicon, other than to the extent such change occurs as a result of the Borrower's initial public offering; or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) a Material Adverse Change shall occur. Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

     7.2 REMEDIES. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Silicon, at its option and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof, and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable;
(e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Silicon shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Silicon deems reasonable, or on Silicon's premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time

SILICON VALLEY BANK                                 LOAN AND SECURITY AGREEMENT

of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Offset against any sums in any of Borrower's general, special or other Deposit Accounts with Silicon against any or all of the Obligations; and (i) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent (4%) per annum (the "Default Rate").

     7.3 STANDARDS FOR DETERMINING COMMERCIAL REASONABLENESS. Borrower and Silicon agree that a sale or other disposition (collectively, "sale") of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten (10) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier's check or wire transfer is required; and (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

     7.4 POWER OF ATTORNEY. Upon the occurrence and during the continuance of any Event of Default, without limiting Silicon's other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Silicon agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon's security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon's possession; (d) Endorse all checks and other forms of remittances received by Silicon; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise

SILICON VALLEY BANK                                 LOAN AND SECURITY AGREEMENT

claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon's rights under the foregoing power of attorney or any of Silicon's other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

     7.5 APPLICATION OF PROCEEDS. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

     7.6 REMEDIES CUMULATIVE. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the Pennsylvania Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. DEFINITIONS. As used in this agreement, the following terms have the following meanings:

     "Account Debtor" means the obligor on an Account.

     "Accounts" means all present and future "accounts" as defined in the Code in effect on the date hereof with such changes to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

     "Affiliate" means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

     "Business Day" means a day on which Silicon is open for business.

     "Code" means the Uniform Commercial Code as adopted and in effect in the Commonwealth of Pennsylvania from time to time.

SILICON VALLEY BANK                                 LOAN AND SECURITY AGREEMENT

     "Collateral" has the meaning set forth in Section 2 above.

     "continuing" and "during the continuance of" when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Silicon or cured within any applicable cure period.

     "Default" means any event which with notice or passage of time or both, would constitute an Event of Default.

     "Default Rate" has the meaning set forth in Section 7.2 above.

     "Deposit Accounts" means all present and future "deposit accounts" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

     "Eligible Accounts" means Accounts and General Intangibles arising in the ordinary course of Borrower's business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Silicon, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Silicon's good faith business judgment, the following (the "Minimum Eligibility Requirements") are the minimum requirements for a Account to be an Eligible Account: (i) the Account must not be outstanding for more than one hundred twenty (120) days from its invoice date (the "Eligibility Period"); (ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor;
(iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional); (iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute outside of the ordinary course of business or which would otherwise have a material adverse effect on Borrower (whether or not relating to the particular Account);
(v) the Account must not be owing from an Affiliate of Borrower; (vi) the Account must not be owing from an Account Debtor which is the subject of any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon in its reasonable discretion, or which, fails or goes out of a material portion of its business; (vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon's satisfaction, with the United States Assignment of Claims Act); (viii) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon, it being agreed that Euler ACI is an acceptable insurer); (x) the Account must not be a Medicaid or Medicare payment; and (xi) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor). Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed twenty-five percent (25%) of the total Accounts outstanding. In addition, if more than fifty (50%) of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. Silicon may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon prior written notice to Borrower.

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

     "Eligible Inventory" means of Borrower's Inventory, which Silicon, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Inventory is eligible for borrowing is a matter of Silicon's good faith business judgment, the following (the "Minimum Inventory Eligibility Requirements") are the minimum requirements for any Inventory to be Eligible Inventory: (a) such Inventory is not manufactured or designed by Borrower; (b) such Inventory is not located outside of the United States; (c) such Inventory is in the actual possession of Borrower, (c) such Inventory is not work-in-process, supplies, displays, packaging and promotional materials; (d) such Inventory is determined by Silicon in the exercise of its sole and absolute discretion at any time to be in good condition or is not defective, unmerchantable, post-seasonal, slow moving or obsolete; and (e) such Inventory is not deemed by Silicon to be ineligible because Silicon otherwise considers the collateral value to Silicon to be impaired or its ability to realize such value to be insecure (but only to the extent of such impairment). Silicon may, from time to time, in its good faith business judgment, revise the Minimum Inventory Eligibility Requirements, upon written notice to Borrower.

     "Equipment" means all present and future "equipment" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

     "Event of Default" means any of the events set forth in Section 7.1 of this Agreement.

     "Excluded Intellectual Property" means Borrower's Intellectual Property derived under any joint venture between Borrower and any third part related to Glucose Sensor or Glucose Monitor technology developed under the National Institute of Standards and Technology (NIST) Cooperative Agreement, including without limitation, that certain Joint Venture Agreement by and between Borrower and Sarnoff Corporation dated July 31,2001.

     "Existing Equipment Term Loan" means that certain term loan made by Silicon to the Borrower in the original principal amount of One Million Dollars ($1,000,000), which is governed by that certain Loan and Security Agreement dated November 4, 2002 by and between the Borrower and Silicon, as amended, modified or supplemented from time to time.

     "GAAP" means generally accepted accounting principles consistently applied.

     "General Intangibles" means all present and future "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind, but excludes all Excluded Intellectual Property.

     "good faith business judgment" means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Silicon's business judgment.

     "Including" means including (but not limited to).

     "Intellectual Property" means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above, but excludes all Excluded Intellectual Property.

     "Inventory." means all present and future "inventory" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

     "Investment Property" means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

     "Loan Documents" means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Silicon and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

     "Material Adverse Change" means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations, or (iii) a material impairment of the value or priority of Silicon's security interests in the Collateral.

     "Obligations" means, without duplication, all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

     "Other Property" means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future "commercial tort claims" (including without limitation any commercial tort claims identified in the Representations), "documents", "instruments", "promissory notes", "chattel paper", "letters of credit",

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

"letter-of-credit rights", "fixtures", "farm products" and "money"; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

     "Permitted Liens" means the following: (i) purchase money security interests in specific items of Equipment and purchase money security interests in Inventory acquired pursuant to the Manufacturing Agreement dated November 8, 2002 (as amended from time to time) between Borrower and Beyonics International Limited; (ii) leases of specific items of Equipment; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgment; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and (viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. Silicon will have the right to require, as a condition to its consent under sub-paragraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon's then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default (after all notice requirements, grace and cure periods) in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, government, or any agency or political division thereof, or any other entity.

     "Representations" means the written Representations and Warranties provided by Borrower to Silicon referred to in the Schedule.

     "Reserves" means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any guarantor of the Obligations, or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

     Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

9.       GENERAL PROVISIONS.

     9.1 INTEREST COMPUTATION. In computing interest on the Obligations, all checks and other non-immediately available items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) shall be deemed applied by Silicon on account of the Obligations three (3) Business Days after receipt by Silicon and, for purposes of the foregoing, any such funds received after 12:00 Noon (Eastern Time) on any day shall be deemed received on the next Business Day. Silicon shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Silicon in its good faith business judgment, and Silicon may charge Borrower's loan account for the amount of any item of payment which is returned to Silicon unpaid.

     9.2 OMITTED.

     9.3 CHARGES TO ACCOUNTS. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower's Loan account, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations to Borrower's Deposit Accounts maintained with Silicon.

     9.4 MONTHLY ACCOUNTINGS. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within sixty (60) days after such account is rendered, describing the nature of any alleged errors or omissions. Such accounting shall be subject to customary year-end adjustments.

     9.5 NOTICES. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one (1) Business Day following delivery to a private delivery service, or two (2) Business Days following deposit therof in the United States mail, with postage prepaid. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at each of the following addresses, or at any other address designated in writing by one party to the other party;

             If to Bank                Silicon Valley Bank
                                       One Newton Executive Park, Suite 200,
                                       Newton, Massachusetts 02462
                                       Attention: David Rodriquez

             If to Borrower:           Animas Corporation
                                       530 Lancaster Avenue
                                       Frazer, Pennsylvania 19355
                                       Attention: Chief Financial Officer
             After April 1, 2004       200 Lawrence Drive
                                       West Chester, Pennsylvania 19380

     9.6 SEVERABILITY. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

     9.7 INTEGRATION. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

     9.8 WAIVERS; INDEMNITY. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee's own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

     9.9 NO LIABILITY FOR ORDINARY NEGLIGENCE. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

     9.10 AMENDMENT. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

     9.11 TIME OF ESSENCE. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

     9.12 ATTORNEYS FEES AND COSTS. Borrower shall reimburse Silicon for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon's security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower's obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon's attorneys, Troutman Sanders LLP, but Borrower acknowledges and agrees that Troutman Sanders LLP is representing only Silicon and not Borrower in connection with this Agreement. If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which Silicon may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

     9.13 BENEFIT OF AGREEMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

     9.14 JOINT AND SEVERAL LIABILITY. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

     9.15 LIMITATION OF ACTIONS. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one (1) year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

     9.16 PARAGRAPH HEADINGS; CONSTRUCTION. Paragraph headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

this Agreement shall be construed strictly against silicon or Borrower under any rule of construction or otherwise.

     9.17 GOVERNING LAW; JURISDICTION; VENUE. This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the Commonwealth of Pennsylvania. As a material part of the consideration to the parties to enter into this Agreement, each of Silicon and Borrower: (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Silicon's option, be litigated in state or federal courts located within the Common wealth of Pennsylvania; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights it may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, provided, however, that if for any reason Silicon cannot avail itself of such courts in the Commonwealth of Pennsylvania, Borrower accepts jurisdiction of the courts and venue in Santa Clara, California.

     9.18 MUTUAL WAIVER OF JURY TRIAL. BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

     9.19 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

BORROWER:                                       SILICON:

ANIMAS CORPORATION                              SILICON VALLEY BANK

By: /s/ Richard A. Baron                        By: /s/ Dave Rodriguez
    ----------------------------                    ----------------------------
    Name: Richard A. Baron                          Name: David E. Rodriguez
    Title: V.P.                                     Title: V.P.

ANIMAS DIABETES CARE, LLC
BY: ANIMAS CORPORATION, ITS SOLE MEMBER

By: /s/ Richard A. Baron
    ----------------------------
    Name: Richard A. Baron
    Title: V.P.

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

SILICON VALLEY BANK

                                   SCHEDULE TO

                           LOAN AND SECURITY AGREEMENT

BORROWERS: ANIMAS CORPORATION ("COMPANY")
           AND ANIMAS DIABETES CARE, LLC

ADDRESS:   530 LANCASTER AVENUE
           FRAZER, PENNSYLVANIA 19355

DATE:      NOVEMBER 7, 2003

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

1. CREDIT LIMIT                     An amount not to exceed the lesser of: (i)
   (Section 1.1):                   Six Million Dollars ($6,000,000) at any one
                                    time outstanding (the "Maximum Credit
                                    Limit"); or (ii) the sum of (a) seventy five
                                    (75%) (the "Advance Rate") of the amount of Borrower's Eligible Accounts (as defined in
                                    Section 8 above) and (b) twenty five percent
                                    (25%) of Eligible Inventory (as defined in
                                    Section 8 above), but not to exceed the
                                    lesser of Three Hundred Thousand Dollars
                                    ($300,000) or seventy percent (70%) of the orderly liquidation value of Eligible
                                    Inventory as determined by an appraiser
                                    selected by Silicon and further provided, that at no time shall patient "co-pays" exceed five percent (5%) of Eligible
                                    Accounts. In addition, the amount available under the Loans shall be reduced by the outstanding principal balance of the
                                    Existing Equipment Loan and the final
                                    payment due thereunder.

                                    Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

LETTER OF CREDIT/ FOREIGN
EXCHANGE/CASH MANAGEMENT
SUBLIMIT (Sections 1.6-1.8):        Seven Hundred Fifty Thousand Dollars
                                    ($750,000)

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

2. INTEREST.

      INTEREST RATE (Section 1.2):

                                    A rate equal to the "Prime Rate" in effect from time to time, plus 1.75% per annum, provided that the interest rate in effect on any day shall not be less than five and three quarters of one percent (5.75%) per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3. FEES (Section 1.4):

      Loan Fee:                     Forty Five Thousand Dollars ($45,000),
                                    payable concurrently herewith.

      Collateral Monitoring Fee:    $750, per month, payable in arrears
                                    (prorated for any partial month at the
                                    beginning and at termination of this
                                    Agreement and $200 for any month where there are no outstanding payment Obligations).

      Unused Portion Fee:           The Borrower shall pay to Silicon a fee
                                    (collectively, the "Unused Line Fees" and individually, a "Unused Line Fee") in an amount equal to one half of one percent
                                    (0.50%) per annum of the average daily
                                    unused and undisbursed portion of the
                                    Maximum Credit Limit accruing during each month. The accrued and unpaid portion of the Unused Line Fee shall be paid by the Borrower to Silicon on the last day of each month, commencing on the first such date following the date hereof, and on the Maturity Date.

4. MATURITY DATE
   (Section 6.1):                   May 6, 2005

5. FINANCIAL COVENANTS
   (Section 5.1):                   Borrower shall comply with each of the
                                    following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

      MINIMUM TANGIBLE              Borrower shall maintain a Tangible Net Worth
      NET WORTH;                    of not less than the sum of (a) and (b):

                                    (a) Tangible Net Worth:   Applicable Period:

                                    (a) $7,000,000            from the date
                                                              hereof through
                                                              December 31, 2003;

                                        $5,500,000            January 31, 2004
                                                              through May 31,
                                                              2004;

                                        $6,000,000            June 30, 2004
                                                              through August 31,
                                                              2004; and

                                        $7,500,000            September 30, 2004
                                                              and at all times
                                                              thereafter;

                                    plus

                                    (b) fifty percent (50%) of the net proceeds from any issuance by the Borrower of equity or subordinate debt after the date hereof.

      DEFINITIONS.                  For purposes of the foregoing financial
                                    covenants, the following term shall have the following meaning:

                                    "Tangible Net Worth" shall mean the excess of total assets over total liabilities, determined in accordance with GAAP, with the following adjustments:

                                       (A) there shall be excluded from assets:
                                       (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises, and (iii) all accrued dividends.

                                       (B) there shall be excluded from
                                       liabilities: all indebtedness which is
                                       subordinated to the Obligations under a
                                       subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment.

6. REPORTING.
   (Section 5.3):                   Borrower shall provide Silicon with the
                                    following:

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

                                    1. Weekly transaction reports and schedules
                                       of collections, on Silicon's standard
                                       form.

                                    2. Monthly accounts receivable agings, aged
                                       by invoice date, within fifteen (15) days after the end of each month.

                                    3. Monthly accounts payable agings, aged by
                                       invoice date, and outstanding or held
                                       check registers, if any, within fifteen
                                       (15) days after the end of each month.

                                    4. Monthly reconciliations of accounts
                                       receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen (15) days after the end of each month.

                                    5. Monthly perpetual inventory reports for
                                       the Inventory valued on a first-in,
                                       first-out basis at the lower of cost or
                                       market (in accordance with GAAP) or such other inventory reports as are requested by Silicon in its good faith business judgment, all within fifteen (15) days after the end of each month.

                                    6. Monthly unaudited financial statements,
                                       as soon as available, and in any event
                                       within thirty (30) days after the end of each month.

                                    7. Monthly Compliance Certificates, within
                                       thirty (30) days after the end of each
                                       month, in such form as Silicon shall
                                       reasonably specify, signed by the Chief
                                       Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

                                    8. Quarterly unaudited financial statements,
                                       as soon as available, and in any event
                                       within forty-five (45) days after the end of each of the first three (3) fiscal quarter of Borrower.

                                    9. Annual operating budgets (including
                                       income statements, balance sheets and
                                       cash flow statements, by month) for the
                                       upcoming fiscal year of Borrower within
                                       thirty (30) days prior to the end of each fiscal year of Borrower.

                                    10. Annual financial statements, as soon as
                                       available, and in any event within one
                                       hundred twenty (120) days following the
                                       end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

7. BORROWER INFORMATION:            Borrower represents and warrants that the
                                    information set forth in the Representations and Warranties of the Borrower dated
                                    November 3, 2003 previously submitted to Silicon (the "Representations") is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS

                                    1. BANKING RELATIONSHIP. Borrower shall at
                                       all times maintain its primary banking
                                       relationship with Silicon. Without
                                       limiting the generality of the foregoing, Borrower shall, at all times, maintain not less than 75% of its total cash and investments on deposit with Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within thirty (30) days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon's first-priority security interest in said Deposit Accounts and investment accounts.

                                    2. SUBORDINATION OF INSIDE DEBT. All present
                                       and future indebtedness of Borrower to
                                       its officers, directors and shareholders
                                       ("Inside Debt") shall, at all times, be
                                       subordinated to the Obligations pursuant to a subordination agreement on Silicon's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: ______________________. Prior to incurring any Inside Debt in the
                                       future, Borrower shall cause the person
                                       to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon's standard form.

                                    3. INTELLECTUAL PROPERTY SECURITY AGREEMENT.
                                       As a condition precedent to the
                                       effectiveness of this Agreement, the
                                       Borrower shall have executed and
                                       delivered an Intellectual Property
                                       Security Agreement (the "IP Security
                                       Agreement"), substantially in the form
                                       attached hereto as Exhibit B and a
                                       Negative Pledge Agreement (the "Negative
                                       Pledge") substantially in the form
                                       attached hereto as Exhibit C.

                                    4. CASH/AVAILABILITY. Borrower shall at all
                                       times maintain not less than Five Hundred
                                       Thousand Dollars ($500,000) in a
                                       combination of unencumbered cash with
                                       Silicon and/or availability under the
                                       Loans.

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

BORROWER:                                       SILICON:

ANIMAS CORPORATION                              SILICON VALLEY BANK

By: /s/ Richard A. Baron                        By: /s/ Dave Rodriguez
    ----------------------------                    ----------------------------
    Name: Richard A. Baron                          Name: David E. Rodriguez
    Title: V.P.                                     Title: V.P.

ANIMAS DIABETES CARE, LLC
BY: ANIMAS CORPORATION, ITS SOLE MEMBER

      By: /s/ Richard A. Baron
          ----------------------------
          Name: Richard A. Baron
          Title: V.P.

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

                             COMPLIANCE CERTIFICATE

To:      Silicon Valley Bank
         One Newton Executive Park
         Suite 200
         2221 Washington Street
         Newton, Massachusetts 02462

From:    ANIMAS CORPORATION
         ANIMAS DIABETES CARE, LLC
         530 Lancaster Avenue
         Frazer, Pennsylvania 19355

The undersigned authorized Officers of Animas Corporation and Animas Diabetes Care, LLC ("Borrower"), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement, as modified from time to time, the Borrower is in complete compliance for the period ending _____________ of all required conditions and terms except as noted below. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistent from one period to the next except as explained in an accompanying letter or footnotes.

                  Please indicate compliance status by circling Yes/No under "Complies" column.

    REPORTING COVENANT                  REQUIRED                     COMPLIES
    ------------------                  --------                     --------
Financials & Comp. Cert.          Monthly w/in 30 days                YES/NO
Quarterly Financials              Quarterly w/in 45 days              YES/NO
Receivable agings (invoice date)  Monthly w/in 15 days                YES/NO
Reconciliations of A/R agings,    Monthly w/in 15 days                YES/NO
Transactions reports, G/L
Payables agings                   Monthly w/in 15 days                YES/NO
Held Checks                                                           YES/NO
If YES, Held Checks Register      Monthly w/in 15 days                YES/NO
Audited Annual Financials         FYE w/in 120 days                   YES/NO
Annual Operating Budget           W/in 30 days prior to FYE           YES/NO

     FINANCIAL COVENANT                      REQUIRED                             ACTUAL
     ------------------                      --------                             ------
Minimum Tangible Net Worth                  $____________                      $______________
(Tested Monthly) (a) +(b)+(c)

(a) through December 31,2003                $7,000,000                         $______________
January 31, 2004 through
May 31, 2004                                $5,500,000                         $______________

June 30, 2004
through August 31, 2004                     $6,000,000                         $______________
September 30
And at all times thereafter                 $7,500,000                         $______________

(b) + 50% of equity issued                  _____________                      +______________
(c) + 50% of sub-debt incurred              _____________                      +______________

                                                                     Total     $______________

                                                              COMPLIES?   YES/NO

SILICON VALLEY BANK                                  LOAN AND SECURITY AGREEMENT

Terms are defined in the Schedule to the Loan Agreement, Section 5.1.

Comments regarding financial covenants:

By: ________________________________

Name:_______________________________

Title:______________________________

Received:

By: ________________________________

Name:_______________________________

Title:______________________________

                            WARRANT TO PURCHASE STOCK

         THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE TERMS OF THIS WARRANT AND UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION. THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER ARE FURTHER SUBJECT TO THE TERMS AND CONDITIONS OF THE Amended and Restated Stockholders Agreement, dated as of October 11, 2001, as amended, BY AND AMONG THE COMPANY AND CERTAIN HOLDERS OF THE COMPANY'S SECURITIES, AS SUCH MAY BE AMENDED FROM TIME TO TIME. THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SAID STOCKHOLDERS AGREEMENT, A COPY OF WHICH IS AVAILABLE FREE-OF-CHARGE UPON WRITTEN REQUEST TO THE COMPANY.

                            WARRANT TO PURCHASE STOCK

         Company:             Animas Corporation, a Delaware corporation
         Number of Shares:    5,000, subject to adjustment
         Class of Stock:      Series C Convertible Preferred Stock, $0.01 par
                              value per share
         Warrant Price:       $12.50 per share
         Issue Date:          December 31, 2003
         Expiration Date:     The earlier of (a) 5:00 p.m., Eastern Time, on
                              December 31, 2013, or (b) immediately prior to the closing of a Qualified Public Offering (as defined herein).

                  THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, SILICON VALLEY BANK ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the "Shares") of the company (the "Company") at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

         ARTICLE 1. Exercise.

                  1.1 Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a certified or official bank check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased, as a condition to exercising this Warrant.

                  1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

                  1.3 Fair Market Value. If the Company's common stock, $0.01 par value per share ("Common Stock"), is traded in a public market, the fair market value of a Share shall be the closing price of a share of the Company's Common Stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company's initial public offering, the initial "price to public" per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company's Common Stock into which a Share is convertible. If the Company's Common Stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

                  1.4 Delivery of Certificate and New Warrant. Promptly after Holder properly exercises or converts this Warrant, but in any event within ten (10) days after such exercise or conversion in accordance with the terms of this Warrant, and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the right to purchase Shares not so acquired; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate(s) in a name other than that of Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company shall, at its expense, execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

                  1.6      Treatment of Warrant Upon Acquisition of Company.

                  1.6.1 "Acquisition". For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the

         Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

                  1.6.2    Treatment of Warrant at Acquisition.

                  (a) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration consists of cash, cash equivalents or marketable securities, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

                  (b) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an "arms length" sale of all or substantially all of the Company's assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a "True Asset Sale"), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues to manage or operate a business following the closing of any such True Asset Sale, otherwise such Warrant will terminate simultaneous with the closing. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

                  (c) Upon the closing of any Acquisition other than those particularly described in subsections (a) and (b) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the securities, cash, and property as nearly equivalent as practicable to those that would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted such that the product of (i) the Warrant Price in effect immediately prior to the closing of such Acquisition, and (ii) the number of Shares then issuable upon exercise of this Warrant, equals the product of (i) the number of shares or other securities or property for which this Warrant shall be exercisable immediately following the closing of such Acquisition, and (ii) the Warrant Price in effect immediately following the closing of such Acquisition, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

                  As used herein "Affiliate" shall mean any person or entity that owns or controls directly or indirectly ten (10) percent or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person's or entity's officers, directors, joint venturers or partners, as applicable.

         ARTICLE 2. ADJUSTMENTS TO THE SHARES.

                  2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Company's Series C Convertible Preferred Stock, $0.01 par value per share ("Series C Stock"), payable in Series C Stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increases the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of Shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

                  2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to Common Stock pursuant to the terms of the Company's Articles or Certificate (as applicable) of Incorporation upon the closing of a registered public offering of the Company's Common Stock. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

                  2.3 Adjustments for Diluting Issuances. The number of shares of Common Stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company's Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company's Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder.

                  2.4 No Impairment. The Company shall not, by amendment of its Certificate (as applicable) of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment.

                  2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value (determined in accordance with Section 1.3 above) of a full Share.

                  2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company's expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

         ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

                  3.1 Representations and Warranties. The Company represents and warrants to the Holder as follows:

                  (a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per share at which the Company's Series C Convertible Preferred Stock, $0.01 par value per share ("Series C Stock") was last issued in an arms-length transaction in which at least $500,000 of the Series C Stock were sold

                  (b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, under applicable federal and state securities laws, under the Company's Amended and Restated Stockholders Agreement, dated as of October 11, 2001, as amended, by and among the Company and certain holders of the Company's securities (the "Stockholders Agreement"), or created by any Holder of this Warrant.

                  (c) The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of Shares of authorized but unissued stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant.

                  (d) The capitalization table of the Company attached hereto as Exhibit A is true and complete as of the Issue Date.

                  3.2 Notice of Certain Events. If the Company proposes at any time prior to the consummation of the Company's QIPO (as defined below) (a) to declare any dividend or distribution upon any of its Common Stock or Series C Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for sale pro rata to the holders of its Series C Stock and/or Common Stock additional shares of any class or series of the Company's stock; (c) to effect any reclassification or recapitalization of any of its stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company's securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights. For purposes of this Agreement, "QIPO" shall mean an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, (other than on Form S-4 or S-8 or any successor forms thereto) covering the offer and sale of Common Stock for the account of the Company in which the aggregate gross proceeds exceed $40,000,000 (calculated before deducting underwriters commissions and other offering expenses), and in which the public offering price per share of Common Stock (calculated before deducting underwriters discounts and commissions) equals or exceeds $20.00, based on the Company's capital structure as of the date hereof, as subsequently adjusted to reflect the effect of any subdivision, combination or reverse stock split.

                  3.3 Registration Under Securities Act of 1933, as amended. The Holder agrees that as a condition to the issuance of this Warrant and as a condition to any exercise hereof it will execute a joinder to the Company's Amended and Restated Registration Rights Agreement, dated as of October 11, 2001, as amended and as the same may be amended from time to time (the "Registration Rights Agreement"), substantially in the form attached as Appendix 3 hereto.

                  3.4 No Shareholder Rights. Except as provided in this Warrant, the Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant. The Holder agrees that as a condition to the issuance of this Warrant, and as a condition to any exercise hereof, it will execute a joinder to the Company's Stockholders Agreement, substantially in the form attached as Appendix 4 hereto, as the same may be amended from time to time.

                  ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

                  4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder's account, not as a nominee or agent, and not with a view to sale or distribution in violation of federal and state securities laws. Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

                  4.2 Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

                  4.3 Investment Experience. The Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Holder has experience as an investor in securities of companies in the development stage and acknowledges that the Holder can bear the economic risk of such Holder's investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and is capable of making an investment decision with respect to the Company.

                  4.4 Accredited Investor Status. The Holder is an "accredited investor" within the meaning of Regulation D promulgated under the Act.

                  4.5 The Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder's investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification is otherwise available.

                  4.6 No General Solicitation. Neither the Holder nor any of its affiliates has engaged in any activity that would be deemed a "general solicitation" under the provisions of Regulation D under the Act.

         ARTICLE 5. MISCELLANEOUS.

                  5.1 Term: This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

                  5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

                  THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE TERMS OF THIS WARRANT AND UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION. THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER ARE FURTHER SUBJECT TO THE TERMS AND CONDITIONS OF THE AMENDED AND RESTATED

         STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 11, 2001, AS AMENDED, BY AND AMONG THE COMPANY AND CERTAIN HOLDERS OF THE COMPANY'S SECURITIES, AS SUCH MAY BE AMENDED FROM TIME TO TIME. THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SAID STOCKHOLDERS AGREEMENT, A COPY OF WHICH IS AVAILABLE FREE-OF-CHARGE UPON WRITTEN REQUEST TO THE COMPANY.

                  5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to Silicon Valley Bancshares (Holder's parent company) or any other affiliate of Holder. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale. At the written request of the Holder, who proposes to sell Stock issuable upon the exercise of the Warrant in compliance with Rule 144, within ten (10) days after receipt of such request, the Company shall furnish a written statement confirming the Company's compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule, as such Rule may be amended from time to time. In addition, the Company agrees to provide the Holder within ten (10) days of written request a copy of
         (i) the most recent annual or quarterly report of the Company and such other reports and documents filed by the Company with the Securities and Exchange Commission (the "SEC") and (ii) any additional documents to be provided to the Company's shareholders under the Registration Rights Agreement, as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Shares without registration.

                  5.4 Transfer Procedure. After receipt by Holder of the executed Warrant, Holder may transfer all of this Warrant to Silicon Valley Bancshares, Holder's parent company, by execution and delivery to the Company of an Assignment substantially in the form of Appendix
         2. Subject to the provisions of Article 5.3, the Registration Rights Agreement, and the Stockholders Agreement and upon providing Company with written notice, Silicon Valley Bancshares and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Silicon Valley Bancshares or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). As a condition to any such transfer, the transferee shall be required to execute a joinder to the Stockholders Agreement and Registration Rights Agreement. The Company may refuse to transfer this Warrant or the

         Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

                  5.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be in writing and shall be deemed delivered and effective (a) when given personally upon hand delivery; (b) when mailed by first-class registered or certified mail, postage prepaid, five (5) business days after dispatch; (c) when sent by telecopier or facsimile, on the date of transmission if such notice is transmitted at or prior to 6:30 p.m. (California time) on a business day (provided the sender receives confirmation of transmission) or on the next business day after the date of transmission if such notice is transmitted on a day that is not a business day or later than 6:30 p.m. (California time) on any business day (provided the sender receives confirmation of transmission); and (d) when sent by a nationally recognized overnight courier such as Federal Express, on the next business day after deposit with such courier at the address set forth below or to such other address as a party may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. Effective upon the initial transfer described in Article 5.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

                  Silicon Valley Bancshares
                  Attn: Treasury Department
                  3003 Tasman Drive, HA 200
                  Santa Clara, CA 95054
                  Telephone: 408-654-7400
                  Facsimile: 408-496-2405

                  Notice to the Company shall be addressed as follows until the Holder receives notice of a change in address:

                  Animas Corporation
                  Attn: Chief Financial Officer
                  590 Lancaster Avenue
                  Frazer, Pennsylvania 19355
                  Telephone: (610) 644-8990
                  Facsimile: (610) 644-8717

                  5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

                  5.7 Attorney's Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney's fees.

                  5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

                  5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

                  5.10 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its principles regarding conflicts of law.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

         "COMPANY"

         ANIMAS CORPORATION

         By: /s/ Richard A. Baron
             -----------------------------
         Name: Richard A. Baron
               (Print)
         Title: V.P. Finance

         "HOLDER"

         _________________________________

         By:______________________________

         Name:____________________________
              (Print)

         Title: __________________________

                                   APPENDIX 1

                               NOTICE OF EXERCISE

                  1. Holder elects to purchase ___________ shares of the Common/Series ______ Preferred [strike one] Stock of Animas Corporation pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

                           [or]

                  1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for _____________________ of the Shares covered by the Warrant.

                  [Strike paragraph that does not apply.]

                  2. Please issue a certificate or certificates representing the shares in the name specified below:

         ___________________________________________
                  Holders Name

         ___________________________________________

         ___________________________________________
                  (Address)

                  3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof and acknowledges that it has complied with all of its covenants contained therein.

                                                  HOLDER:

                                                  ____________________________

         By: __________________________

         Name: ________________________

         Title: _______________________

                                                  (Date):_____________________

                                   APPENDIX 2

                                   ASSIGNMENT

         For value received, Silicon Valley Bank hereby sells, assigns and transfers unto

         Name: Silicon Valley Bancshares
         Address: 3003 Tasman Drive (HA-200)
                  Santa Clara, CA 95054

         Tax ID: 91-1962278

         that certain Warrant to Purchase Stock issued by Animas Corporation (the "Company"), on October __, 2003 (the "Warrant") together with all rights, title and interest therein.

         SILICON VALLEY BANK

         By: _____________________________________

         Name:________________________________________________________________

         Title:_______________________________________________________________

         Date: October __, 2003

         By its execution below, and for the benefit of the Company, Silicon Valley Bancshares makes each of the representations and warranties set forth in Article 4 of the Warrant as of the date hereof.

         SILICON VALLEY BANCSHARES

         By: _____________________________
         Name: ___________________________
         Title: __________________________

                                   APPENDIX 3

                                     JOINDER
                                       TO
               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

         The undersigned, being the purchaser of the SVB Warrants as defined in the Second Amendment to Amended and Restated Registration Rights Agreement dated October 11, 2001, as previously amended (the "Registration Rights Agreement") is hereby joined as a party to the Registration Rights Agreement, is deemed to be a "Holder" for all purposes under such Registration Rights Agreement and hereby adopts and agrees to be bound by all of the terms and provisions of, and shall be entitled to all of the benefits and privileges of a Holder as defined in, the Registration Rights Agreement, subject in all cases to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Registration Rights Agreement and certifies that it has read and fully understands the terms and conditions thereof and its rights, responsibilities and obligations thereunder.

                                        SILICON VALLEY BANK

                                        ______________________________________
                                            Signature of Authorized Person

                                        ______________________________________
                                              Title of Authorized Person

                                        Address:

                                        One Newton Executive Park, Suite 200,
                                        2221 Washington Street,
                                        Newton, Massachusetts 02462

                                        Tel. Number:_________________________

                                        Fax Number:__________________________

                                   APPENDIX 4

                                     JOINDER
                                       TO
                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

         The undersigned, being the holder of the SVB Warrants as defined in the Second Amendment to Amended and Restated Stockholders Agreement dated October 11, 2001, as previously amended (the "Stockholders Agreement") is hereby joined as a party to the Stockholders Agreement, is deemed to be a "Stockholder" for all purposes under such Stockholders Agreement and hereby adopts and agrees to be bound by all of the terms and provisions of, and shall be entitled to all of the benefits and privileges of a Stockholder as defined in, the Stockholders Agreement, subject in all cases to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Stockholders Agreement and certifies that it has read and fully understands the terms and conditions thereof and its rights, responsibilities and obligations thereunder.

                                        SILICON VALLEY BANK

                                        _____________________________________
                                           Signature of Authorized Person

                                        _____________________________________
                                             Title of Authorized Person

                                        Address:

                                        One Newton Executive Park, Suite 200,
                                        2221 Washington Street,
                                        Newton, Massachusetts 02462

                                        Tel. Number:_________________________

                                        Fax Number:__________________________